Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MetaSolv, Inc. as Plan Administrator

MetaSolv, Inc. Employee Stock Purchase Plan:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-129586, 333-112684, 333-103740, 333-83730 and 333-91435) and Form S-8 (POS 333-91435) of MetaSolv, Inc. of our report dated March 31, 2005 with respect to the statement of financial condition of the MetaSolv, Inc. Employee Stock Purchase Plan as of December 31, 2004, and the related statements of changes in participants’ equity for each of the years in the two-year period ended December 31, 2004, which report appears in the December 31, 2005, annual report on Form 11-K of MetaSolv, Inc. Employee Stock Purchase Plan.

/s/ KPMG LLP

Dallas, Texas

March 29, 2006